[Letterhead of]
                             SHIMONOV, BARNEA & Co.
                                    ADVOCATES







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                                      February 22, 1999


Nur Macroprinters Ltd.
5 David Navon Street
Magsimim
Israel



Re:     Nur Macroprinters Ltd. - Registration Statement on Form F-1


Dear Sirs;

We have acted as special Israeli counsel for Nur Macroprinters Ltd., an Israeli company (the "Corporation"), in connection with the preparation and filing under the United States Securities Act of 1993, as amended (the "Act"), of a registration statement on Form F-1 (the "Registration Statement") with the Securities and Exchange Commission in connection with:

1. Up to 6,759,444 Ordinary Shares par value NIS 1.0 each of the Corporation, comprising part of the existing issued share capital of the Corporation, which are to be sold by shareholders of the Corporation, as detailed in the Registration Statement (the "Selling Shareholders Shares").

2. Up to 1,805,039 Ordinary Shares par value NIS 1.0 each of the Corporation issuable upon exercise of options issued by the Corporation to past and present employees, consultants and directors of the Corporation pursuant to the Corporation's 1995, 1997 and 1998 Stock Option Plans, as amended (the "Option Shares").

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3.      555,000 Ordinary Shares par value NIS 1.0 each of the Corporation issuable upon exercise of Warrants initially granted by the Corporation to Josephthal & Co. (the "Warrant Shares").


As such special counsel, we have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of the Corporation's officers and other representatives, and other documents as we have deemed necessary as a basis for this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Corporation.

In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Selling Shareholders Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

2. The Option Shares have been duly authorized for issuance by the Corporation, and upon issuance and delivery against payment therefor, will be validly issued, fully paid and non-assessable.

3. The Warrant Shares have been duly authorized for issuance by the Corporation, and upon issuance and delivery against payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our name under the headings "Legal Matters" in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                                    Very truly yours,

                                                    /s/ Shimonov Barnea & Co.

                                                    Shimonov Barnea & Co.